Acorn Energy Invests in Revolutionary 4D Seismic Technology for Oilfield Monitoring

Purchases stock and options to acquire control of US Sensor Systems, Inc.

Montchanin, DE – February 24, 2009 – Acorn Energy, Inc. (NASDAQ: ACFN) announced today a strategic investment with an option to acquire control of US Sensor Systems Inc. (USSI), developer of a seismic monitoring system that promises to revolutionize field management of hydrocarbon reserves.

US Sensor Systems is utilizing Acorn’s $500,000 investment to date to conduct field trials comparing its new fiber optic geophone technology to the current best-in-class conventional geophones, which are based upon 50 year-old technology.  USSI’s state of the art fiber optic geophone system is designed to finally provide the industry with the needed tools to make the transition from 3D seismic to 4D seismic monitoring feasible, which is expected to greatly increase recoveries from existing oilfields.  USSI’s fiber optic geophone, which is currently in tests with several customers, is expected to provide much more detailed subsurface images of an oilfield at significantly lower cost than existing equipment.

For its investment to date, Acorn has acquired approximately 10% of USSI, and has a series of options to acquire up to approximately 84% of the company for aggregate consideration of approximately $6,100,000 in cash and stock through May 2011.

US Sensor Systems is headquartered in Northridge, California and focuses primarily on designing, integrating, manufacturing, and selling fiber optic sensing systems and solutions for the energy and security markets.  USSI’s fiber optic sensor systems are being designed to replace the legacy expensive, unreliable, and bulky electronic sensors currently in widespread use today, with its small, low-cost, ultra-reliable fiber optic sensors.  USSI has also developed and is marketing a fiber optic sensor solution for the security market. Primary product lines for which USSI is currently developing products include:
•	Downhole Fiber Optic Sensor Systems for Oilfield 4D Reservoir Monitoring
•	Fiber Optic Perimeter Security Systems (including commercial and military)
•	Fiber Optic Pipeline/Coal Mine Monitoring Systems

USSI has three patents pending and a fourth application in process.

Acorn CEO John A. Moore notes, “The use of technology such as directional drilling, flooding and fracking has been transformational for the oil & gas industry.  The 50-year old magnetic coil geophone has reached its economic limit as the industry requires increasing resolution from seismic data in order to drill more precisely.  The USSI technology represents a breakthrough in both cost and image resolution, and the business and technical team are world-class and internationally recognized in the field.  I am confident that this accomplished team will deliver value over time to USSI customers and Acorn shareholders.”

Jim Andersen, CEO of US Sensor Systems, was previously Business Unit Director for Litton Industries Fiber Optic Acoustic Systems, which was Litton’s fastest growing business unit from 1995 to 2002.  At Litton, he and his colleagues landed the first (and still the largest) fiber optic sonar production contract, valued at over $400 million.  Prior to Litton, he held positions in companies that developed systems for oil exploration and ocean applications.  The team at US Sensor Systems is composed primarily of members of his successful team at Litton.

“We are delighted to have secured Acorn Energy as our partner,” Mr. Andersen said.  “Acorn’s history of successful energy technology investing and its strong ties to the financial community will allow us to concentrate on what we do best.  John and his board believe that energy is as infinite as the human imagination, and we’re out here helping prove them right every day.”

About Acorn Energy, Inc.
Acorn Energy, Inc. is a publicly traded holding company with equity interests in CoaLogix, Coreworx, DSIT and GridSense. These companies leverage advanced technologies to transform and upgrade the energy infrastructure around the world. Acorn companies are focused on three problems in the energy sector: improving the efficiency of the energy grid, reducing the risk for owners of large energy assets, and reducing the environmental impact of the energy sector. Acorn's strategy is to take primarily controlling positions in companies led by great entrepreneurs. For more information visit http://www.acornenergy.com

About US Sensor Systems Inc.

US Sensor Systems Inc. designs, integrates, manufactures, and sells fiber optic sensing systems and solutions for the Energy and Defense markets. US Sensor Systems utilizes All-Optical sensing technology for their state-of-the-art sensing systems. The optical fiber itself is the sensor and is designed to replace the legacy electronic-based sensor systems at a lower cost and with improved performance and reliability. For more information visit the USSI website at: www.ussensorsystems.com

Safe Harbor Statement
This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that US Sensor Systems will be successful in commercializing its fiber optic seismic sensing technology and growing its business or that the Company’s investment in USSI  will achieve desired returns in the short or long term.  Factors which may cause results to differ from expectations include (i)  results of current customer tests of USSI’s technology, (ii)level of  market acceptance of USSI’s technology and/or products to replace existing technologies and (iii) risks associated with new product development and commercialization generally.  A  discussion of the risks and uncertainties which may affect Acorn Energy's business generally is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.